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                                                                    EXHIBIT 4.02

                     AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

                  This Amendment No. 1 to the Rights Agreement, dated
October 29, 1997, is executed as of June 21, 1999, by and between ChoicePoint Inc., a Georgia corporation (the "Company"), and SunTrust Bank, Atlanta, a Georgia banking corporation (the "Rights Agent").

         WHEREAS, on October 29, 1997, the Company and the Rights Agent entered into a Rights Agreement (the "Rights Agreement") to provide certain Rights to the holders of Common Shares; and

         WHEREAS, the parties hereto desire to amend the Rights Agreement to clarify their agreement with respect thereto;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and based upon the mutual covenants contained herein, the parties hereto agree as follows:

         1. Subparagraph (a) of Section 1 is hereby deleted in its entirety, and the following new subparagraph (a) is hereby inserted in lieu thereof:

         (a) "Acquiring Person" shall mean any Person (other than the Company or any Subsidiary of the Company or any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (1) any Person or any "group" whose beneficial ownership of capital stock of the Company is reported on Amendment No. 1 to Schedule 13G filed with respect to the Company with the Securities and Exchange Commission on March 4, 1999, as long as such Person or "group" is not a Beneficial Owner of more than 17.3% of the Common Shares, and, provided, further, that any reduction in such Person's or "group's" Beneficial Ownership of the Common Shares shall correspondingly decrease the Beneficial Ownership percentage permitted such Person or "group" in this Section (a)(1), provided that such percentage permitted such Person or "group" in this Section (a)(1) shall not be reduced below 15%; or (2) any Person who has become a Beneficial Owner (A)

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solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person shall thereafter become the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of any Common Shares shall thereafter become an Affiliate or Associate of such Person; or (B) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (i) cause such Beneficial Ownership to equal or exceed 15% of the Common Shares then outstanding and such Person relied in good faith on computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company that are inaccurate or out-of-date or (ii) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (2)(B) of the preceding sentence, if any Person that is not an Acquiring Person due to such clause (2)(B) does not reduce its percentage of Beneficial Ownership of Common Shares to less than 15% by the close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so equals or exceeds 15% such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (2)(B) shall no longer apply to such Person). For the purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company.


                       [SIGNATURES ON THE FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Rights Agreement effective as of the day and year first above written.

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
[SEAL]

                                                              CHOICEPOINT INC.
Attest:

By: /s/ J. Michael de Janes                                   By:  /s/ Derek V. Smith
   ---------------------------------------------                  ------------------------------------------------
       Secretary                                                      Chairman and Chief Executive Officer



[SEAL]

                                                              SUNTRUST BANK, ATLANTA
Attest:

By: /s/ Sue Hampton                                           By:  /s/ Letitia A. Radford
   ---------------------------------------------                  ------------------------------------------------
       Name:  Sue Hampton                                             Name:  Letitia A. Radford
       Title: Assistant Vice President                                Title: Vice President

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